Exhibit 99.1
Starbucks Reports Q2 Fiscal 2023 Results
Q2 Consolidated Net Revenues Up 14% to $8.7 Billion
Q2 Comparable Store Sales Up 11% Globally; Up 12% in North America; Up 7% in International
Q2 GAAP EPS $0.79; Non-GAAP EPS $0.74 Reflecting Stronger-Than-Expected Performance Globally
Q2 Active U.S. Starbucks® Rewards Membership Reaches 30.8 Million, Up 15% Over Prior Year

SEATTLE; May 2, 2023 – Starbucks Corporation (Nasdaq: SBUX) today reported financial results for its 13-week fiscal second quarter ended April 2, 2023. GAAP results in fiscal 2023 and fiscal 2022 include items that are excluded from non-GAAP results. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

Q2 Fiscal 2023 Highlights

•Global comparable store sales increased 11%, primarily driven by a 6% increase in comparable transactions and 4% increase in average ticket
◦North America comparable store sales increased 12%, driven by a 6% increase in comparable transactions and a 5% increase in average ticket; U.S. comparable store sales increased 12%, driven by a 6% increase in comparable transactions and a 6% increase in average ticket
◦International comparable store sales increased 7%, driven by a 7% increase in comparable transactions; China comparable store sales increased 3%, driven by a 4% increase in comparable transactions and a 1% decline in average ticket
•The company opened 464 net new stores in Q2, inclusive of closures across North America and International as part of ongoing efforts to strengthen the portfolio, ending the period with 36,634 stores globally: 51% company-operated and 49% licensed
◦At the end of Q2, stores in the U.S. and China comprised 61% of the company’s global portfolio, with 16,044 and 6,243 stores in the U.S. and China, respectively
•Consolidated net revenues up 14% to $8.7 billion, inclusive of approximately 2% unfavorable impact from foreign currency translation
•GAAP operating margin of 15.2% increased from 12.4% in the prior year, primarily driven by sales leverage, pricing, productivity improvement and gain on the sale of Seattle's Best Coffee brand. This expansion was partially offset by previously committed investments in labor, including enhanced store partner wages and benefits, increased general and administrative costs related to our Reinvention Plan as well as inflationary pressures.
◦Non-GAAP operating margin of 14.3% increased from 13.0% in the prior year
•GAAP earnings per share of $0.79 grew 36% over prior year
◦Non-GAAP earnings per share of $0.74 grew 25% over prior year
•Starbucks Rewards loyalty program 90-day active members in the U.S. increased to 30.8 million, up 15% year-over-year

“I am very pleased with our Reinvention progress and grateful for the opportunity to fully immerse into the company, which I formally took over on March 20, 2023. It is a privilege to have learned from our founder and partners around the world,” commented Laxman Narasimhan, chief executive officer. “From my immersion observations, our leadership team now has a clear line of sight into our growth headroom, as well as our opportunities to enhance margins and modernize the business, brand, partner experience and culture of Starbucks. As we strive to continue to be a different kind of company, we will unlock our limitless possibilities to meet the needs of today and, importantly, the future of Starbucks,” Narasimhan added.

“I am so proud of our outstanding second quarter performance, underscoring strength in both topline and margin globally. This momentum was made possible by the investments we are making in our stores and partners, and allowed us to continue unlocking capital to further reinvest in our business,” commented Rachel Ruggeri, chief financial officer. “As we begin on this next step in our journey, I’m confident that, together with our partners, our execution against our Reinvention plan and broader strategies will position us in our new era,” Ruggeri added.

“In support of our Reinvention Plan, and as part of our ongoing efforts to transform our store portfolio, we continue to open, close and evolve our stores as we assess, reposition and strengthen our store portfolio. We are pleased to have opened over 100 net new stores in North America during the quarter and are excited to now have nearly 17,500 stores across the segment,” commented Sara Trilling, executive vice president and president of Starbucks North America. “International added more than 360 net new stores and continues to grow in-line with our ambitious expectations,” added Michael Conway, group president, International and Channel Development.
Q2 North America Segment Results

	Quarter Ended		Change (%)
($ in millions)	Apr 2, 2023	Apr 3, 2022
Change in Comparable Store Sales (1)	12%	12%
Change in Transactions	6%	5%
Change in Ticket	5%	7%
Store Count	17,482	16,926	3%
Revenues	$6,380.6	$5,445.7	17%
Operating Income	$1,217.9	$931.5	31%
Operating Margin	19.1%	17.1%	200 bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales.

Net revenues for the North America segment grew 17% over Q2 FY22 to $6.4 billion in Q2 FY23, primarily driven by a 12% increase in company-operated comparable store sales, driven by a 6% increase in comparable transactions and a 5% increase in average ticket, net new company-operated store growth of 4% over the past 12 months, as well as strength in our licensed store sales.

Operating income increased to $1.2 billion in Q2 FY23 compared to $0.9 billion in Q2 FY22. Operating margin of 19.1% expanded from 17.1% in the prior year, primarily driven by strategic pricing, sales leverage, productivity improvement, as well as lapping COVID-19 related pay. This expansion was partially offset by previously committed investments in labor, including enhanced store partner wages and benefits, as well as higher commodity and supply chain costs due to inflationary pressures.

Q2 International Segment Results

	Quarter Ended		Change (%)
($ in millions)	Apr 2, 2023	Apr 3, 2022
Change in Comparable Store Sales (1)	7%	(8)%
Change in Transactions	7%	(3)%
Change in Ticket	0%	(5)%
Store Count	19,152	17,704	8%
Revenues	$1,854.8	$1,702.4	9%
Operating Income	$314.7	$180.7	74%
Operating Margin	17.0%	10.6%	640 bps
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales while stores identified for permanent closure have been removed.

Net revenues for the International segment grew 9% over Q2 FY22 to $1.9 billion in Q2 FY23, primarily driven by growth in our licensed store revenue including higher product sales and royalty revenues, net new company-operated store growth of 10% over the past 12 months, as well as 7% increase in comparable store sales. These increases were partially offset by approximately 10% unfavorable impact from foreign currency translation.

Operating income increased to $314.7 million in Q2 FY23 compared to $180.7 million in Q2 FY22. Operating margin of 17.0% expanded from 10.6% in the prior year, primarily driven by sales leverage as well as lapping amortization expenses. This expansion was offset by higher partner wages and benefits.
Q2 Channel Development Segment Results

	Quarter Ended		Change (%)
($ in millions)	Apr 2, 2023	Apr 3, 2022
Revenues	$480.7	$463.1	4%
Operating Income	$262.1	$197.9	32%
Operating Margin	54.5%	42.7%	1,180 bps

Net revenues for the Channel Development segment grew 4% over Q2 FY22 to $480.7 million in Q2 FY23, driven by growth in the Global Coffee Alliance.

Operating income increased to $262.1 million in Q2 FY23 compared to $197.9 million in Q2 FY22. Operating margin of 54.5% expanded from 42.7% in the prior year, primarily due to the gain on the sale of Seattle's Best Coffee brand, partially offset by impairment charges against certain manufacturing assets.

Fiscal 2023 Financial Targets

The company will discuss fiscal year 2023 financial targets during its Q2 FY23 earnings conference call starting today at 2:00 p.m. Pacific Time. These items can be accessed on the company's Investor Relations website during and after the call. The company uses its website as a tool to disclose important information about the company and comply with its disclosure obligations under Regulation Fair Disclosure.

Company Updates

1.In February, the company executed a $1.5 billion bond issuance. The company intends to use the net proceeds from the sale of the securities for general corporate purposes, including repayment of upcoming debt maturities.

2.In February, the company unveiled a transformational innovation in coffee, OleatoTM, a line of Starbucks arabica coffee that is infused with Partanna® cold pressed, extra virgin olive oil. The new offering is available at select Starbucks stores, Starbucks Reserve® Roasteries and Reserve locations with more locations coming later this year.

3.In March, the company announced over $50 million in planned investments to advance its ambitious target to cut its water and waste footprints in half by 2030, including an initial anchor investment of up to $25 million into WaterEquity’s Global Access Fund IV and a $10 million investment in Circular Services to reduce landfill waste.

4.In March, the company announced that Laxman Narasimhan had assumed the role of chief executive officer and would join the company’s board of directors, succeeding the company's founder and interim ceo, Howard Schultz. Schultz will remain on the board of directors.

5.In March, Laxman Narasimhan hosted the company's 31st Annual Meeting of Shareholders, and shared his immersion journey and learnings. Narasimhan also shared how his immersion observations will shape the refounding of the company.

6.In March, Beth Ford, Chief Executive Officer of Land O'Lakes, Inc., joined the company's board of directors.

7.In Q2 fiscal 2023, the company repurchased 3.0 million shares of common stock valued at $303.9 million, bringing total shares repurchased this fiscal year to $495.3 million; approximately 47.7 million shares remain available for purchase under the current authorization.

8.In April, the company published workforce diversity data as of October 2, 2022. Since 2018, the company has consistently achieved and maintained gender and race pay equity in the U.S. for partners performing similar work.

9.In April, the company announced the appointment of Brad Lerman as executive vice president and general counsel.

10.In April, the company published its 2022 Global Environmental & Social Impact report for the 21st consecutive year.

11.The board of directors declared a cash dividend of $0.53 per share, payable on May 26, 2023, to shareholders of record on May 12, 2023. The company had 52 consecutive quarters of dividend payouts with CAGR greater than 20%.

Conference Call
Starbucks will hold a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Laxman Narasimhan, ceo, and Rachel Ruggeri, cfo. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available until end of day Friday, June 2, 2023.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 36,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at stories.starbucks.com or www.starbucks.com.

Forward-Looking Statements
Certain statements contained herein and in our investor conference call related to these results are “forward-looking” statements within the meaning of applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements include statements relating to trends in or expectations relating to the effects of our existing and any future initiatives, strategies, investments and plans, including our Reinvention plan, as well as trends in or expectations regarding our financial results and long-term growth model and drivers; our operations in the U.S. and China; our environmental, social and governance efforts; our partners; economic and consumer trends, including the impact of inflationary pressures; impact of foreign currency translation; strategic pricing actions; the conversion of certain market operations to fully licensed models; our plans for streamlining our operations, including store openings, closures and changes in store formats and models; the success of our licensing relationship with Nestlé, of our consumer packaged goods and foodservice business and its effects on our Channel Development segment results; tax rates; business opportunities, expansions and new initiatives, including Starbucks Odyssey; strategic acquisitions; our dividends programs; commodity costs and our mitigation strategies; our liquidity, cash flow from operations, investments, borrowing capacity and use of proceeds; continuing compliance with our covenants under our credit facilities and commercial paper program; repatriation of cash to the U.S.; the likelihood of the issuance of additional debt and the applicable interest rate; the continuing impact of the COVID-19 pandemic or other public health events on our financial results; our ceo transition; our share repurchase program; our use of cash and cash requirements; the expected effects of new accounting pronouncements and the estimated impact of changes in U.S. tax law, including on tax rates, investments funded by these changes and potential outcomes; and effects of legal proceedings. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to: the continuing impact of COVID-19 on our business; regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, including restrictions on business operations or social distancing requirements, and the duration and efficacy of such restrictions; the resurgence of COVID-19 infections and the circulation of novel variants of COVID-19; fluctuations in U.S. and international economies and currencies; our ability to preserve, grow and leverage our brands; the ability of our business partners and third-party providers to fulfill their responsibilities and commitments; potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; costs associated with, and the successful execution of, the Company’s initiatives and plans; new initiatives and plans or revisions to existing initiatives or plans; our ability to obtain financing on acceptable terms; the acceptance of the Company’s products by our customers, evolving consumer preferences and tastes and changes in consumer spending behavior; partner investments, changes in the availability and cost of labor including any union organizing efforts and our responses to such efforts; failure to attract or retain key executive or employee talent or successfully transition executives; significant increased logistics costs; inflationary pressures; the impact of competition; inherent risks of operating a global business including any potential negative effects stemming from the Russian invasion of Ukraine; the prices and availability of coffee, dairy and other raw materials; the effect of legal proceedings; and the effects of changes in tax laws and related guidance and regulations that may be implemented, including the Inflation Reduction Act of 2022 and other risks detailed in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this release. We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Key Metrics
The company's financial results and long-term growth model will continue to be driven by new store openings, comparable store sales growth and operating margin management. We believe these key operating metrics are useful to investors because management uses these metrics to assess the growth of our business and the effectiveness of our marketing and operational strategies.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Tiffany Willis	Reggie Borges
investorrelations@starbucks.com	press@starbucks.com

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Apr 2, 2023	Apr 3, 2022	% Change	Apr 2, 2023	Apr 3, 2022

				As a % of total net revenues
Net revenues:
Company-operated stores	$7,142.3	$6,276.7	13.8%	81.9%	82.2%
Licensed stores	1,069.5	849.5	25.9	12.3	11.1
Other	508.0	509.4	(0.3)	5.8	6.7
Total net revenues	8,719.8	7,635.6	14.2	100.0	100.0
Product and distribution costs	2,801.7	2,465.8	13.6	32.1	32.3
Store operating expenses	3,636.0	3,314.7	9.7	41.7	43.4
Other operating expenses	126.2	101.7	24.1	1.4	1.3
Depreciation and amortization expenses	341.9	367.7	(7.0)	3.9	4.8
General and administrative expenses	620.4	481.5	28.8	7.1	6.3
Restructuring and impairments	8.8	4.4	100.0	0.1	0.1
Total operating expenses	7,535.0	6,735.8	11.9	86.4	88.2
Income from equity investees	51.4	49.1	4.7	0.6	0.6
Gain from sale of assets	91.3	—	nm	1.0	—
Operating income	1,327.5	948.9	39.9	15.2	12.4
Interest income and other, net	18.4	46.3	(60.3)	0.2	0.6
Interest expense	(136.3)	(119.1)	14.4	(1.6)	(1.6)
Earnings before income taxes	1,209.6	876.1	38.1	13.9	11.5
Income tax expense	301.3	201.1	49.8	3.5	2.6
Net earnings including noncontrolling interests	908.3	675.0	34.6	10.4	8.8
Net earnings attributable to noncontrolling interests	0.0	0.5	nm	0.0	0.0
Net earnings attributable to Starbucks	$908.3	$674.5	34.7	10.4%	8.8%
Net earnings per common share - diluted	$0.79	$0.58	36.2%
Weighted avg. shares outstanding - diluted	1,152.7	1,153.9
Cash dividends declared per share	$0.53	$0.49
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				50.9%	52.8%
Effective tax rate including noncontrolling interests				24.9%	23.0%

	Two Quarters Ended			Two Quarters Ended
	Apr 2, 2023	Apr 3, 2022	% Change	Apr 2, 2023	Apr 3, 2022

				As a % of total net revenues
Net revenues:
Company-operated stores	$14,225.7	$12,999.1	9.4%	81.6%	82.9%
Licensed stores	2,189.0	1,700.3	28.7	12.6	10.8
Other	1,019.1	986.6	3.3	5.8	6.3
Total net revenues	17,433.8	15,686.0	11.1	100.0	100.0
Product and distribution costs	5,611.9	4,992.7	12.4	32.2	31.8
Store operating expenses	7,301.3	6,714.6	8.7	41.9	42.8
Other operating expenses	255.4	203.4	25.6	1.5	1.3
Depreciation and amortization expenses	669.0	733.8	(8.8)	3.8	4.7
General and administrative expenses	1,201.3	1,007.3	19.3	6.9	6.4
Restructuring and impairments	14.7	(3.1)	nm	0.1	0.0
Total operating expenses	15,053.6	13,648.7	10.3	86.3	87.0
Income from equity investees	109.2	89.4	22.1	0.6	0.6
Gain from sale of assets	91.3	—	nm	0.5	—
Operating income	2,580.7	2,126.7	21.3	14.8	13.6
Interest income and other, net	30.0	46.2	(35.1)	0.2	0.3
Interest expense	(266.0)	(234.4)	13.5	(1.5)	(1.5)
Earnings before income taxes	2,344.7	1,938.5	21.0	13.4	12.4
Income tax expense	581.1	447.4	29.9	3.3	2.9
Net earnings including noncontrolling interests	1,763.6	1,491.1	18.3	10.1	9.5
Net earnings attributable to noncontrolling interests	0.0	0.7	nm	0.0	0.0
Net earnings attributable to Starbucks	$1,763.6	$1,490.4	18.3	10.1%	9.5%
Net earnings per common share - diluted	$1.53	$1.28	19.5%
Weighted avg. shares outstanding - diluted	1,152.8	1,165.2
Cash dividends declared per share	$1.06	$0.98
Supplemental Ratios:
Store operating expenses as a % of company-operated store revenues				51.3%	51.7%
Effective tax rate including noncontrolling interests				24.8%	23.1%

Segment Results (in millions)

North America

	Apr 2, 2023	Apr 3, 2022	% Change	Apr 2, 2023	Apr 3, 2022
Quarter Ended				As a % of North America total net revenues
Net revenues:
Company-operated stores	$5,742.7	$4,936.3	16.3%	90.0%	90.6%
Licensed stores	637.4	507.0	25.7	10.0	9.3
Other	0.5	2.4	(79.2)	0.0	0.0
Total net revenues	6,380.6	5,445.7	17.2	100.0	100.0
Product and distribution costs	1,821.7	1,564.0	16.5	28.6	28.7
Store operating expenses	2,951.6	2,625.4	12.4	46.3	48.2
Other operating expenses	63.4	47.1	34.6	1.0	0.9
Depreciation and amortization expenses	226.3	202.0	12.0	3.5	3.7
General and administrative expenses	91.2	71.3	27.9	1.4	1.3
Restructuring and impairments	8.5	4.4	93.2	0.1	0.1
Total operating expenses	5,162.7	4,514.2	14.4	80.9	82.9
Operating income	$1,217.9	$931.5	30.7%	19.1%	17.1%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				51.4%	53.2%

Two Quarters Ended
Net revenues:
Company-operated stores	$11,613.2	$10,150.4	14.4%	89.8%	90.8%
Licensed stores	1,317.4	1,022.9	28.8	10.2	9.2
Other	1.2	4.7	(74.5)	0.0	0.0
Total net revenues	12,931.8	11,178.0	15.7	100.0	100.0
Product and distribution costs	3,739.3	3,193.4	17.1	28.9	28.6
Store operating expenses	5,983.0	5,327.7	12.3	46.3	47.7
Other operating expenses	128.9	95.3	35.3	1.0	0.9
Depreciation and amortization expenses	443.1	402.1	10.2	3.4	3.6
General and administrative expenses	193.5	148.0	30.7	1.5	1.3
Restructuring and impairments	13.6	(3.1)	nm	0.1	0.0
Total operating expenses	10,501.4	9,163.4	14.6	81.2	82.0
Operating income	$2,430.4	$2,014.6	20.6%	18.8%	18.0%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				51.5%	52.5%

International

	Apr 2, 2023	Apr 3, 2022	% Change	Apr 2, 2023	Apr 3, 2022
Quarter Ended				As a % of International total net revenues
Net revenues:
Company-operated stores	$1,399.6	$1,340.4	4.4%	75.5%	78.7%
Licensed stores	432.1	342.5	26.2	23.3	20.1
Other	23.1	19.5	18.5	1.2	1.1
Total net revenues	1,854.8	1,702.4	9.0	100.0	100.0
Product and distribution costs	632.9	580.5	9.0	34.1	34.1
Store operating expenses	684.4	689.3	(0.7)	36.9	40.5
Other operating expenses	49.9	39.5	26.3	2.7	2.3
Depreciation and amortization expenses	86.3	133.4	(35.3)	4.7	7.8
General and administrative expenses	87.4	79.6	9.8	4.7	4.7
Total operating expenses	1,540.9	1,522.3	1.2	83.1	89.4
Income from equity investees	0.8	0.6	33.3	0.0	0.0
Operating income	$314.7	$180.7	74.2%	17.0%	10.6%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				48.9%	51.4%

Two Quarters Ended
Net revenues:
Company-operated stores	$2,612.5	$2,848.7	(8.3)%	73.9%	79.6%
Licensed stores	871.6	677.4	28.7	24.7	18.9
Other	50.8	52.3	(2.9)	1.4	1.5
Total net revenues	3,534.9	3,578.4	(1.2)	100.0	100.0
Product and distribution costs	1,226.5	1,196.4	2.5	34.7	33.4
Store operating expenses	1,318.3	1,386.9	(4.9)	37.3	38.8
Other operating expenses	100.6	78.7	27.8	2.8	2.2
Depreciation and amortization expenses	167.7	266.5	(37.1)	4.7	7.4
General and administrative expenses	167.9	170.9	(1.8)	4.7	4.8
Total operating expenses	2,981.0	3,099.4	(3.8)	84.3	86.6
Income from equity investees	1.2	1.3	(7.7)	0.0	0.0
Operating income	$555.1	$480.3	15.6%	15.7%	13.4%
Supplemental Ratio:
Store operating expenses as a % of company-operated store revenues				50.5%	48.7%

Channel Development

	Apr 2, 2023	Apr 3, 2022	% Change	Apr 2, 2023	Apr 3, 2022
Quarter Ended				As a % of Channel Development total net revenues
Net revenues:	$480.7	$463.1	3.8%
Product and distribution costs	345.6	300.5	15.0	71.9%	64.9%
Other operating expenses	12.8	10.7	19.6	2.7	2.3
Depreciation and amortization expenses	0.0	0.0	nm	0.0	0.0
General and administrative expenses	2.1	2.5	(16.0)	0.4	0.5
Total operating expenses	360.5	313.7	14.9	75.0	67.7
Income from equity investees	50.6	48.5	4.3	10.5	10.5
Gain from sale of assets	91.3	—	nm	19.0	—
Operating income	262.1	197.9	32.4	54.5	42.7

Two Quarters Ended
Net revenues	$958.9	$880.1	9.0%
Product and distribution costs	639.8	559.3	14.4	66.7%	63.5%
Other operating expenses	25.8	22.0	17.3	2.7	2.5
Depreciation and amortization expenses	0.1	0.0	nm	0.0	0.0
General and administrative expenses	4.1	5.8	(29.3)	0.4	0.7
Total operating expenses	669.8	587.1	14.1	69.9	66.7
Income from equity investees	108.0	88.1	22.6	11.3	10.0
Gain from sale of assets	91.3	—	nm	9.5	—
Operating income	$488.4	$381.1	28.2%	50.9%	43.3%

Corporate and Other

	Apr 2, 2023	Apr 3, 2022	% Change

Quarter Ended
Net revenues	$3.7	$24.4	(84.8)%
Product and distribution costs	1.5	20.8	(92.8)
Other operating expenses	0.1	4.4	(97.7)
Depreciation and amortization expenses	29.3	32.3	(9.3)
General and administrative expenses	439.7	328.1	34.0
Restructuring and impairments	0.3	—	nm
Total operating expenses	470.9	385.6	22.1
Operating loss	$(467.2)	$(361.2)	29.3%

Two Quarters Ended
Net revenues	$8.2	$49.5	(83.4)%
Product and distribution costs	6.3	43.6	(85.6)
Other operating expenses	0.1	7.4	(98.6)
Depreciation and amortization expenses	58.1	65.2	(10.9)
General and administrative expenses	835.8	682.6	22.4
Restructuring and impairments	1.1	—	nm
Total operating expenses	901.4	798.8	12.8
Operating loss	$(893.2)	$(749.3)	19.2%
Corporate and Other primarily consists of our unallocated corporate operating expenses and Evolution Fresh prior to its sale in Q4 FY22.

STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited, in millions, except per share data)

	Apr 2, 2023	Oct 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$3,071.8	$2,818.4
Short-term investments	379.4	364.5
Accounts receivable, net	1,185.8	1,175.5
Inventories	2,000.6	2,176.6
Prepaid expenses and other current assets	408.6	483.7
Total current assets	7,046.2	7,018.7
Long-term investments	251.2	279.1
Equity investments	360.5	311.2
Property, plant and equipment, net	6,818.6	6,560.5
Operating lease, right-of-use asset	8,251.6	8,015.6
Deferred income taxes, net	1,811.1	1,799.7
Other long-term assets	526.7	554.2
Other intangible assets	130.8	155.9
Goodwill	3,412.3	3,283.5
TOTAL ASSETS	$28,609.0	$27,978.4
LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$1,434.0	$1,441.4
Accrued liabilities	1,970.0	2,137.1
Accrued payroll and benefits	710.9	761.7
Current portion of operating lease liability	1,269.5	1,245.7
Stored value card liability and current portion of deferred revenue	1,795.9	1,641.9
Short-term debt	52.8	175.0
Current portion of long-term debt	1,888.7	1,749.0
Total current liabilities	9,121.8	9,151.8
Long-term debt	13,544.8	13,119.9
Operating lease liability	7,753.5	7,515.2
Deferred revenue	6,200.2	6,279.7
Other long-term liabilities	488.1	610.5
Total liabilities	37,108.4	36,677.1
Shareholders' deficit:
Common stock ($0.001 par value) — authorized, 2,400.0 shares; issued and outstanding, 1,147.0 and 1,147.9 shares, respectively	1.1	1.1
Additional paid-in capital	38.2	205.3
Retained deficit	(8,024.6)	(8,449.8)
Accumulated other comprehensive income/(loss)	(521.6)	(463.2)
Total shareholders’ deficit	(8,506.9)	(8,706.6)
Noncontrolling interests	7.5	7.9
Total deficit	(8,499.4)	(8,698.7)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)	$28,609.0	$27,978.4

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Two Quarters Ended
	Apr 2, 2023	Apr 3, 2022
OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,763.6	$1,491.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	709.3	777.7
Deferred income taxes, net	2.6	28.4
Income earned from equity method investees	(109.9)	(118.7)
Distributions received from equity method investees	88.0	100.8
Gain on sale of assets	(91.3)	—
Stock-based compensation	159.3	149.2
Non-cash lease costs	584.7	670.7
Loss on retirement and impairment of assets	75.6	77.3
Other	22.6	(17.9)
Cash provided by/(used in) changes in operating assets and liabilities:
Accounts receivable	26.2	(62.1)
Inventories	194.6	(324.9)
Accounts payable	(51.2)	133.0
Deferred revenue	54.0	110.2
Operating lease liability	(621.8)	(766.3)
Other operating assets and liabilities	(445.5)	(215.7)
Net cash provided by operating activities	2,360.8	2,032.8
INVESTING ACTIVITIES:
Purchases of investments	(247.7)	(67.5)
Sales of investments	1.9	72.6
Maturities and calls of investments	270.0	55.7
Additions to property, plant and equipment	(1,002.0)	(871.9)
Proceeds from sale of assets	110.0	—
Other	(39.2)	(69.8)
Net cash used in investing activities	(907.0)	(880.9)
FINANCING ACTIVITIES:
Net (payments)/proceeds from issuance of commercial paper	(175.0)	—
Net proceeds from issuance of short-term debt	52.8	17.4
Repayments of short-term debt	—	(12.6)
Net proceeds from issuance of long-term debt	1,497.8	1,498.1
Repayments of long-term debt	(1,000.0)	—
Proceeds from issuance of common stock	129.8	56.3
Cash dividends paid	(1,217.4)	(1,139.2)
Repurchase of common stock	(479.3)	(3,997.5)
Minimum tax withholdings on share-based awards	(81.4)	(122.1)
Other	(10.7)	(9.2)
Net cash provided by/(used in) financing activities	(1,283.4)	(3,708.8)
Effect of exchange rate changes on cash and cash equivalents	83.0	14.6
Net increase/(decrease) in cash and cash equivalents	253.4	(2,542.3)
CASH AND CASH EQUIVALENTS:
Beginning of period	2,818.4	6,455.7
End of period	$3,071.8	$3,913.4
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$250.4	$236.0
Income taxes	$636.8	$783.2

Supplemental Information

The following supplemental information is provided for historical and comparative purposes.
U.S. Supplemental Data

	Quarter Ended		Change (%)
($ in millions)	Apr 2, 2023	Apr 3, 2022
Revenues	$5,955.8	$5,060.9	18%
Change in Comparable Store Sales (1)	12%	12%
Change in Transactions	6%	5%
Change in Ticket	6%	7%
Store Count	16,044	15,544	3%
(1) Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales.

China Supplemental Data

	Quarter Ended		Change (%)
($ in millions)	Apr 2, 2023	Apr 3, 2022
Revenues	$763.8	$743.7	3%
Change in Comparable Store Sales (1)	3%	(23)%
Change in Transactions	4%	(20)%
Change in Ticket	(1)%	(4)%
Store Count	6,243	5,654	10%
(1)Includes only Starbucks® company-operated stores open 13 months or longer. Comparable store sales exclude the effects of fluctuations in foreign currency exchange rates, stores identified for permanent closure and Siren Retail stores. Stores that are temporarily closed or operating at reduced hours due to the COVID-19 pandemic remain in comparable store sales while stores identified for permanent closure have been removed.

Store Data

	Net stores opened/(closed) and transferred during the period
	Quarter Ended		Two Quarters Ended		Stores open as of
	Apr 2, 2023	Apr 3, 2022	Apr 2, 2023	Apr 3, 2022	Apr 2, 2023	Apr 3, 2022
North America:
Company-operated stores	91	54	131	93	10,347	9,954
Licensed stores	10	(16)	56	7	7,135	6,972
Total North America	101	38	187	100	17,482	16,926
International:
Company-operated stores	174	102	271	315	8,308	7,587
Licensed stores	189	173	465	382	10,844	10,117
Total International	363	275	736	697	19,152	17,704
Total Company	464	313	923	797	36,634	34,630

Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our non-GAAP financial measures of non-GAAP general and administrative expenses (G&A), non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share exclude the below-listed items and their related tax impacts, as they do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company's past operating performance. The GAAP measures most directly comparable to non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share are general and administrative expenses, operating income, operating income growth, operating margin, effective tax rate and diluted net earnings per share, respectively.

Non-GAAP Exclusion	Rationale
Restructuring and impairment costs	Management excludes restructuring and impairment costs for reasons discussed above. These expenses are anticipated to be completed within a finite period of time.
Transaction and integration-related costs	Management excludes transaction and integration costs, primarily amortization, of the acquired intangible assets for reasons discussed above. Additionally, we incur certain costs associated with certain divestiture activities. These costs are expected to be recognized over a finite period of time.
Gain on sale of assets	Management excludes the gain related to the sale of assets to Nestlé, primarily consisting of intellectual properties associated with the Seattle's Best Coffee brand, as these items do not reflect future gains or tax impacts for reasons discussed above.
Sale of certain joint venture operations and retail operations	Management excludes the gain or loss, and subsequent adjustments, if any, related to the sale of certain joint venture and retail operations as these activities were specific to the sale and for reasons discussed above.

Non-GAAP G&A, non-GAAP operating income, non-GAAP operating income growth, non-GAAP operating margin, non-GAAP effective tax rate and non-GAAP earnings per share may have limitations as analytical tools. These measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Quarter Ended (1)
Consolidated	Apr 2, 2023	Apr 3, 2022	Change
Operating income, as reported (GAAP)	$1,327.5	$948.9	39.9%
Restructuring and impairment costs (2)	8.8	4.4
Transaction and integration-related costs (3)	0.1	43.1
Gain from sale of assets	(91.3)	—
Non-GAAP operating income	$1,245.1	$996.4	25.0%

Operating margin, as reported (GAAP)	15.2%	12.4%	280 bps
Restructuring and impairment costs (2)	0.1	0.1
Transaction and integration-related costs (3)	0.0	0.6
Gain from sale of assets	(1.0)	—
Non-GAAP operating margin	14.3%	13.0%	130 bps

Diluted net earnings per share, as reported (GAAP)	$0.79	$0.58	36.2%
Restructuring and impairment costs (2)	0.01	0.00
Transaction and integration-related costs (3)	0.00	0.04
Gain from sale of assets	(0.08)	—
Gain resulting from divestiture of certain joint venture operations	—	(0.01)
Correction of a prior year's estimated tax expense (4)	—	(0.02)
Income tax effect on Non-GAAP adjustments (5)	0.02	(0.01)
Non-GAAP EPS	$0.74	$0.59	25.4%
(1)Certain numbers may not foot due to rounding convention.
(2)Represents costs associated with our restructuring efforts.
(3)The second quarter of fiscal 2023 includes transaction-related expenses related to the sale of our Seattle's Best Coffee brand. The second quarter of fiscal 2022 includes amortization expense of acquired intangible assets associated with the acquisition of East China.
(4)The second quarter of fiscal 2022 includes a beneficial return-to-provision adjustment related to the divestiture of certain joint venture operations in fiscal 2021 that also received non-GAAP treatment.
(5)Adjustments were determined based on the nature of the underlying items and their relevant jurisdictional tax rates.

Q2 QTD FY23 NON-GAAP DISCLOSURE DETAILS
(in millions and before income taxes)

Q2 QTD FY23	North America	International	Channel Development		Corporate and Other		Consolidated
Statement of Earnings Line Item	Restructuring and Impairment Costs	Transaction and Integration-Related Costs	Transaction and Integration-Related Costs	Gain on sale of assets	Transaction and Integration-Related Costs	Restructuring and Impairment Costs	Total Non-GAAP Adjustment
Other operating expenses	$—	$—	$0.1	$—	$—	$—	$0.1
Restructuring and impairments	8.5	—	—	—	—	0.3	8.8
Gain on sale of assets	—	—	—	(91.3)	—	—	(91.3)
Total impact to operating income	$(8.5)	$—	$(0.1)	$91.3	$—	$(0.3)	$82.4

Non-Operating gain
Interest income and other, net							$(7.1)